Exhibit 18

Calculation of Filing Fee Tables
Form N-14
(Form Type)
Kayne Anderson Energy Infrastructure Fund, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.001 per share	Other	45,000,000	$9.51	$427,950,000	$0.00011020	$47,160.09
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Total Offering Amounts					$427,950,000		$47,160.09
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$47,160.09

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Net asset value per common share on March 24, 2023.